Exhibit 10.5

SEPARATION AGREEMENT & RELEASE OF CLAIMS

This is a Separation Agreement and Release of Claims (“Agreement” or “Release”) between HD Supply, Inc., HD Supply Holdings, Inc., their subsidiaries, affiliates, predecessors, and related entities (hereinafter collectively referred to as the “Company”) and Anesa T. Chaibi (the “Employee”).

WHEREAS, Employee has made a decision to voluntarily end her employment with the Company; and

WHEREAS, Employee understands that the Company regards the representations by her as material and that the Company is relying on these representations in entering into this Agreement;

NOW, THEREFORE, Employee and the Company agree as follows:

1.                                      Termination Date.  Employee’s last day of employment will be October 9, 2015 (“Termination Date”). Employee shall not accrue any vacation days or credit subsequent to the Termination Date.

2.                                      Separation Payments.  After the Effective Date, Employee shall receive salary continuation payments at her current rate of pay on the Termination Date, subject to applicable tax withholding, paid on a bi-weekly basis through the Company’s normal payroll process, said salary continuation to continue through the earlier of: (a) October 9, 2017, or (b) the first date upon which Employee provides any Services (as that term is defined in Paragraph 13(a) of this Agreement) within the Prohibited Territory (as that term is defined in Paragraph 13(a) of this Agreement) for any person (including Employee), business, partnership, entity or firm that competes with Company Business (as that term is defined in Paragraph 13(a) of this Agreement), or (c) breach by Employee of any of the terms of this Agreement.  All remaining salary continuation payments shall immediately cease and be forfeited upon an event described in Section 2(a), (b) or (c). Employee will notify the Company, in writing, as soon as Employee has accepted employment outside the Company.  For purposes of clarification, nothing in this Agreement is intended to prohibit or restrict Employee from her continued service on the board of directors of Regal Beloit Corporation.  Employee shall not be entitled to any other payments other than those described in this Agreement.

3.                                      Benefits.  Employee’s benefits shall end on the last day of the month in which the Termination Date falls, pursuant to the terms of such plans and applicable law.

4.                                      Discretionary Payment. After the Effective Date and no later than December 31, 2015, Employee shall receive a one-time discretionary payment of $8,454.42, net of taxes, to assist with the payment of COBRA medical premiums.

5.                                      Annual Incentive Plan.  After the Effective Date, Employee will receive an Annual Incentive Plan award payment for the 2015 fiscal year based on actual business results for facilities maintenance, provided that said payment shall be capped at the 100% target performance level (“Target”) in the event actual business results exceed Target. Such payout shall occur as soon as administratively possible after its normally scheduled payout time (but in no event later than April 15, 2016). The Company has the sole discretion to determine the amount of such bonus.  Employee shall not be entitled to any other payments other than those described in this Agreement.

6.                                      Company Vehicle.  Employee has been provided a Company vehicle for her use.  The vehicle is:  Make: Mercedes Benz; Model: CLS550C; Year: 2013.  After the Effective Date, Employee will have the option to purchase this Company vehicle for $1.00 plus applicable taxes and title fees.  The purchase must be completed no later than seven (7) days following the Effective Date.  No later than December 31, 2015, the Company will provide a gross-up payment to cover the additional tax on the difference between the purchase price and the fair market value of the car.

7.                                      Stock Awards.

a.              Pre-IPO Vested Options. All Employee’s options to purchase Company’s common stock that were granted before June 26, 2013 (“Pre-IPO Options”) that are vested and outstanding as of the Termination Date shall remain exercisable through 5:00 p.m. on January 7, 2016, and shall otherwise be controlled by the terms of the Employee Stock Option Agreement, Employee Stock Subscription Agreement and the HDS Investment Holding, Inc. Stock Incentive Plan pursuant to which said Pre-IPO Options were granted. Any portion of the Pre-IPO Options not exercised by 5:00 p.m. on January 7, 2016 will be forfeited and cancelled.

b.              Vesting of At-IPO Options. Employee’s 86,800 outstanding, unvested options granted on June 26, 2013 that are originally scheduled to vest on June 26, 2016 (Award ID 242) (“At-IPO Options”) are hereby amended as of the Effective Date to provide that said options shall vest on June 26, 2016 and shall not be forfeited on the Termination Date. The At-IPO Options shall remain exercisable through 5:00 p.m. on September 24, 2016, and shall otherwise be controlled by the terms of the Employee Stock Option Agreement and the 2013 Omnibus Stock Incentive Plan pursuant to which the At-IPO Options were granted, except as modified by this Agreement. The At-IPO Options are subject to forfeiture and cancellation for any breach of this Agreement. Any portion of the At-IPO Options not exercised by 5:00 p.m. on September 24, 2016 will be forfeited and cancelled.

c.               Forfeiture of All Other Unvested Equity Awards. All other unvested equity awards shall be forfeited and cancelled on the Termination Date (84,105 total restricted stock awards (Award ID 1512 and Award ID 1549) granted on March 6, 2014 and March 10, 2015).

d.              Insider Trading. Employee acknowledges that she may not trade in Company securities while she is in possession of the Company’s material nonpublic information, including after the Termination Date, until that information has become public or is no longer material.

e.               10b5-1 Plan. Any modification or termination of Employee’s 10b5-1 plan should be pre-cleared through the Company’s normal pre-clearance channels (via email to hdstradpreclearance@hdsupply.com)

8.                                      Outplacement Services. After the Effective Date and no later than December 31, 2015, and in lieu of providing outplacement services, the Company shall pay Employee a lump sum amount that after the deduction of applicable tax withholding will result in a net payment $10,000 to Employee.

9.                                      Release of Claims.  Employee and Employee’s heirs, assigns, and agents release, waive and discharge the Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents and each of its and their predecessors, successors and assigns from each and every claim, action, right, complaint or application of any sort, known or unknown, arising on or before the Effective Date.

a.              The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, age, or citizenship status; any other claim based on any local, state, provincial, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, as amended, the Family Medical Leave Act, the Fair Labor Standards Act, the Americans With Disabilities Act, or the Employee Retirement Income Security Act, the Equal Pay Act, the California Fair Employment and Housing Act, the California Penal

Code, the California Constitution, the California Labor Code, the California Family and Medical Leave Act, as amended; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment and/or severance rights, or an alleged covenant of good faith and fair dealing; or any claim for severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, to the full extent permitted by law.

b.              Employee represents that Employee understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), are among the rights and claims against the Company that Employee is releasing, and that Employee understands that Employee is not presently releasing any future rights or claims that might arise after the Effective Date.

c.               Employee further agrees never to sue the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, predecessors, related entities, and agents and each of its and their predecessors, successors and assigns or cause the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, predecessors, related entities, and agents and each of its and their predecessors, successors and assigns to be sued, regarding any matter within the scope of the above release. If Employee violates this section of the Agreement, the Company may recover all damages as allowed by law, including all costs and expenses, including reasonable attorneys’ fees, incurred in defending against the suit.

d.              This release shall not be interpreted to require Employee to waive or release Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”). However, Employee does waive and release Employee’s right to any monetary recovery or other personal relief should the EEOC, NLRB, or any other agency pursue claims on Employee’s behalf.  This release also does not apply to any lawsuit brought to challenge the validity of this Agreement under the ADEA, to enforce the terms of this Agreement, or for claims that arise under the ADEA after the Effective Date.

e.               Nothing in this Agreement is intended to prohibit Employee from reporting possible violations of federal law to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal law.  Employee does not need the Company’s prior authorization to make any such reports or disclosures and is not required to notify Company that such reports or disclosures have been made.

f.                Employee hereby agrees that on the Termination Date, Employee will execute a separate release of claims, a copy of which is attached hereto as Exhibit “A”.

10.                               Differing Facts.  Employee represents that she understands the language of Section 1542 of the California Civil Code. Employee further understands that if any fact with respect to this Agreement is found hereafter to be other than or different from a fact now believed by Employee to be true, Employee expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be and remain effective, notwithstanding any such difference.

11.                               Knowing and Voluntary Wavier.  Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims.  Specifically, Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

For the purposes of implementing a full and complete release and discharge of the individuals and entities released under the terms of this Agreement, Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and acknowledges that this Agreement is intended to include and discharge all claims which Employee does not know or suspect to exist at the time of execution of this Agreement related to Employee’s employment with the Company, the termination of that employment, or both.

12.                               Confidential Information and Trade Secrets.  Employee acknowledges that through Employee’s employment with the Company, Employee has acquired and had access to the Company’s Confidential Information.  Employee further acknowledges that Employee has not published, disclosed or used any of the Company’s Confidential Information except in accordance with Employee’s duties for the Company.  Employee agrees that, for as long as the Confidential Information retains its character as confidential and is not readily available to the public, Employee will hold in confidence all Confidential Information of the Company and will not disclose, publish or make use of such Confidential Information, unless compelled by law and then only after notice to the Senior Vice President, Human Resources of the Company.  Employee further agrees to return to the Company on or before the Termination Date all documents, disks, or any other item or source containing Confidential Information, or any other Company property. If Employee has any question regarding what data or information would be considered by the Company to be Confidential Information, Employee agrees to contact the Senior Vice President, Human Resources for written clarification.  “Confidential Information” shall include any data or information, other than trade secrets, that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written, or electronic form, retained in Employee’s memory, or has been compiled or created by Employee. This includes, but is not limited to: technical, financial, credit marketing, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, operations, strategic planning, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing.

a.              Employee also acknowledges that through Employee’s employment with the Company Employee has acquired and had access to the Company’s Trade Secrets.  Employee further acknowledges that the Company has made reasonable efforts under the circumstances to maintain the secrecy of its Trade Secrets.  Employee agrees to hold in confidence all Trade Secrets of the Company that came into Employee’s knowledge during employment by the Company and shall not disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret.  “Trade Secret” means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, strategic plans, product plans, or list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b.              Employee further acknowledges that her breach of any of the covenants in this section of the Agreement would result in immediate and irreparable harm to the Company, its parents, subsidiaries, affiliates or related entities that cannot be adequately or reasonably compensated by law.  Accordingly, Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by Employee.

13.                               Non-competition and Non-Solicitation.

a.              Employee agrees that she shall not, for a period of two (2) years following the Termination Date in the Prohibited Territory, provide or perform any services, whether as an employee, independent contractor, consultant or any other role, that are the same as or similar to the services she provided to the Company, which services included, but were not limited to, providing executive level management and strategic guidance for day-to-day operations and policy implementation (the “Services”), for any person (including Employee), business, partnership, entity or firm that competes with Company Business.  “Company Business” means the distribution of industrial products and value-added services to customers in maintenance, repair and operations, infrastructure and power and specialty construction markets. “Prohibited Territory” means any geographic area where the Company does business, including but not limited to the United States and Canada and their respective states, territories or provinces, specifically including the following United States and territories: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Guam, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, the United States Virgin Islands, Utah, Vermont, Virginia, Washington, Washington, D.C., West Virginia, Wisconsin, and Wyoming; and the following Canada provinces: Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island, Quebec, Saskatchewan and Yukon.

b.              Employee agrees that for a period of two (2) years following the Termination Date, Employee will not directly or indirectly solicit or attempt to solicit any business related to Company Business existing as of the Termination Date from any of the Company’s customers or suppliers with whom Employee had business contact or about whom Employee received Confidential Information during the one-year period prior to Employee’s Termination Date.

c.               Employee agrees that for a period of two (2) years following the Termination Date, Employee will not directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit any person who is an employee, vendor, customer, or consultant of the Company to terminate his or her relationship with the Company without prior written approval from the Senior Vice President, Human Resources of the Company.

d.              Employee acknowledges that the restrictions set forth in this Section 13 are necessary to protect the Company’s Trade Secrets and Confidential Information which Employee had access to throughout Employee’s employment.

14.                               Breach by Employee.  The Company’s obligations to Employee under this Agreement are contingent on Employee’s performance of Employee’s obligations under this Agreement. Employee agrees that any breach by Employee of this Agreement will be deemed material and entitle the Company to stop any further payments to be paid under the Agreement and to all its remedies allowed in law or equity, including but not limited to the return of any payments that it made or other value it provided to Employee under this Agreement, and, in particular, all payments or value paid or provided under Paragraphs 2, 4, 5, 6, 7(b), and 8 of this Agreement, to the extent permitted under federal, state and local law.  Employee agrees and understands that any attempt to bring litigation outside of the agreed to jurisdiction and venue shall be considered a material breach and shall entitle the Company to reimbursement for any amounts paid under this Agreement, including all payments or value paid or provided under Paragraphs 2, 4, 5, 6, 7(b), and 8 of this Agreement, in addition to any other damages and equitable relief available.  Provided further, however, and for the purpose of clarity, both the Company and Employee acknowledge and agree that the terms of this Paragraph 14 shall not apply to Paragraph 7(a) of this Agreement.

15.                               Employee Availability.  Employee agrees to make herself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of Employee. Employee agrees to cooperate fully with the Company in connection with any and all existing or future litigation, charges, or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Employee’s cooperation necessary.  In conjunction with Employee’s commitments under this paragraph, the Company will reimburse Employee for reasonable out-of-pocket expenses incurred as a result of such cooperation.  Any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, the amount eligible for reimbursement during any calendar year will not affect the expenses eligible for reimbursement in any other calendar year and Employee’s right to reimbursement is not subject to liquidation or exchange for cash or other benefit.

16.                               Tax Matters.  This Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A. Each payment of compensation under the Agreement shall be treated as a separate payment of compensation for Section 409A purposes, including for purposes of applying the exclusion from Code Section 409A for certain short-term deferral amounts. It is intended that amounts payable pursuant to this Agreement shall be excluded from the requirements of Code Section 409A either under the separation pay exception or as short-term deferral amounts to the maximum possible extent.  The Company, however, makes no representations or warranties as to whether this Agreement complies with or is exempt from Code Section 409A and Employee acknowledges and agrees that Employee is responsible for all taxes imposed on Employee as a result of the Agreement, including any taxes imposed under Code Section 409A.

17.                               Non-Disparagement.  Employee agrees that Employee will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company, any of its past or present affiliates, subsidiaries, agents, officers, directors or employees to anyone, including but not limited to the media, public interest groups and publishing companies, or the business conducted by any of them.

18.                               Employee Acknowledgements. Employee acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967, as amended.  Employee also acknowledges that the consideration given for the waiver and release set forth in this Agreement is in addition to anything of value to which she was already entitled without the waiver and release.  Employee further acknowledges that she has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that:  (1) her waiver and release does not apply to any rights or claims that may arise after the Effective Date; (2) she should consult with an attorney prior to executing this Agreement; (3)

she has at least twenty-one (21) days to consider this Agreement (although she may by her own choice execute this Agreement earlier); (4) she has seven (7) days following her execution of this Agreement to revoke the Agreement; and (5) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”).  Employee may revoke this Release only by giving the Company formal, written notice of Employee’s revocation of this Agreement, which should be addressed to Charles White, HD Supply, Inc., 3100 Cumberland Blvd., Suite 1700, Atlanta, GA 30339 and which must be received by Mr. White by the close of business on the seventh (7th) day following Employee’s execution of this Agreement.

19.                               Non-Assignment.  Employee represents and warrants that as of the date of this Release she has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim.  Employee hereby agrees to indemnify and hold the Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorneys’ fees, causes of action or judgments based on or arising out of any such assignment or transfer.

20.                               Entire Agreement.  This Agreement constitutes the entire understanding between the parties. The parties have not relied on any oral statements that are not included in this Agreement.  Any modifications to this Agreement must be in writing and signed by the Senior Vice President, Human Resources of HD Supply.

21.                               Injunctive Relief.  Each party agrees that any breach by the other of this Agreement (given, among other factors, the unique skills, position and exposure to Confidential Information at issue with respect to this Agreement) would cause immediate and irreparable harm to the non-breaching party, that such harm would be difficult or impossible to measure, and that damages for the non-breaching party would therefore be an inadequate remedy for any such breach.  Therefore, each party agrees that in the event of a breach or threatened breach of this Agreement, the Company or Employee (whichever is seeking to enforce this Agreement) shall be entitled to an injunction (without posting a bond) restraining the party in breach (or threatened to be in breach, as the case may be) from the conduct which would constitute a breach of this Agreement, specific performance and/or other appropriate relief in order to enforce and prevent any violations of this Agreement, and require (without limiting any other remedy) the party in breach to account for and pay over to the non-breaching party all compensation, profits, moneys, accruals, increments or other benefits derived from or received under this Agreement (but expressly excluding anything provided under Paragraph 7(a) of this Agreement) or as a result of any transactions constituting a breach of this Agreement if and when final judgment of a court of competent jurisdiction is so entered against the party in breach.  Each party further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to provide the inadequacy of money damages or to post security as a prerequisite to obtaining equitable relief. Furthermore, the two year restriction period set forth in Section 13 shall be extended by the same time that Employee is in breach of Section 13.

22.                               Governing Law. Employee and Company irrevocably and unconditionally agree that: (i) this Agreement and all actions brought under this Agreement shall be construed, interpreted and applied in accordance with the laws of the state of Georgia, without giving effect to the choice of law provisions thereof; and (ii) this Agreement in all respects shall be construed as a contract executed in the state of Georgia.

23.                               Venue.  Employee and the Company irrevocably and unconditionally: (i) submit to personal jurisdiction in the state of Georgia for any action arising out of or in connection with this Agreement; (ii) agree to accept service of legal process in Georgia: (iii) waive, to the fullest extent it may legally and effectively do so, any and all personal rights under the laws of any state or country to object to jurisdiction within the state of Georgia; (iv) waive, to the fullest extent it may legally and effectively do so, any and all personal rights under the laws of any state or country to raise the defense of inconvenient forum for the maintenance of such dispute; (v) agree that for any cause of action arising out of or in connection with this Agreement, venue is solely proper in a state or federal court having jurisdiction in Cobb County, Georgia and agree not to commence any such proceeding except in such courts, and (vi) waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding in the above-described courts.  Employee and the Company hereto agree that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions in the United States and throughout the world by suit on the judgment or in any other manner provided by law.

24.                               Reasonableness of Provisions.  Employee acknowledges that application of Georgia law as set forth in Section 22 and litigation of all issues concerning this Agreement in Georgia as set forth in Section 23 is fair and reasonable in light of:  (a) Employee’s consistent and repeated performance of significant and material job duties and executive leadership functions impacting and relating to Georgia during Employee’s employment; (b) Employee’s physical presence in Georgia to perform job duties and executive leadership functions during Employee’s employment including attendance at board of directors meetings and other leadership meetings and functions; (c) the location of the Company’s primary operations in Atlanta, Georgia; and (d) the negotiation and delivery of this Agreement upon execution to the location of the Company’s headquarters in Atlanta, Georgia.

25.                               Severability. The parties desire and intend that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any court of competent authority holds any provision of this Agreement to be invalid, prohibited or unenforceable for any reason in any jurisdiction, then as to such jurisdiction, the offending provision shall be deemed severed from this Agreement and shall be ineffective within that jurisdiction, without invalidating the remaining provisions of this Agreement within that jurisdiction or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.  Notwithstanding the foregoing, if an offending provision as described above could be more narrowly drawn or otherwise “blue-penciled,” modified or reformed so as not to be invalid, prohibited or unenforceable in the jurisdiction where it was held to be offending, then it shall, as to such jurisdiction, be deemed more narrowly drawn, blue-penciled, modified or reformed, by the minimum necessary to render it valid and enforceable in that jurisdiction, (i) with the nature and extent of such redrawing, blue-penciling, modification or reformation to be determined by a court of competent authority in accordance with applicable procedural and substantive law, and (ii) without invalidating the remaining provisions of this Agreement within that jurisdiction or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.  Further, to the extent any court of competent authority holds any of the provisions of 2 and/or 13 are not enforceable, the Company shall not have any further obligation to provide Employee with any additional severance payments under Section 2 and Employee shall be required to return to the Company any payments or other value it received under this Agreement, and, in particular, all payments or value paid or provided under Paragraphs 2, 4, 5, 6, 7(b), and 8 of this Agreement (but expressly excluding anything provided under Paragraph 7(a) of this Agreement), to the extent permitted under federal, state and local law, as Employee and the Company acknowledge the promises and representations by Employee in Sections 2 and 13 constitute material consideration and inducement for the Company to enter into this Agreement and absent those promises and representations the Company would not have entered into this Agreement.

Employee understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.  Further, Employee has sought and obtained the advice of legal counsel to the full extent Employee deems reasonable and necessary.

HD Supply Holdings, Inc.

HD Supply, Inc.

By:	/S/ Margaret Newman	9/23/15
	Margaret M. Newman	Date Signed
SVP, Human Resources

Employee

/S/ Anesa T. Chaibi	9/4/15
Anesa T. Chaibi	Date Signed

Sign and return to:

Charles White

HD Supply

3100 Cumberland Blvd., Ste 1700

Atlanta, GA 30339

Exhibit A

Release of Claims

1.                                      This Release is entered into in connection with that certain Separation Agreement and Release of Claims between HD Supply, Inc., and HD Supply Holdings, Inc., their subsidiaries, affiliates, predecessors, and related entities (hereinafter collectively referred to as the “Company”) and Anesa T. Chaibi (“Employee”) signed by Employee on September 4, 2015 (the “Agreement”).  Employee and Employee’s heirs, assigns, and agents release, waive and discharge the Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents and each of its and their predecessors, successors and assigns from each and every claim, action, right, complaint or application of any sort, known or unknown, arising on or before the Effective Date as defined below.

a.              The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, age, or citizenship status; any other claim based on any local, state, provincial, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, as amended, the Family Medical Leave Act, the Fair Labor Standards Act, the Americans With Disabilities Act, or the Employee Retirement Income Security Act, the Equal Pay Act, the California Fair Employment and Housing Act, the California Penal Code, the California Constitution, the California Labor Code, the California Family and Medical Leave Act, as amended; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment and/or severance rights, or an alleged covenant of good faith and fair dealing; or any claim for severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, to the full extent permitted by law.

b.              Employee represents that Employee understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), are among the rights and claims against the Company that Employee is releasing, and that Employee understands that Employee is not presently releasing any future rights or claims that might arise after the Effective Date.

c.               Employee further agrees never to sue the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, predecessors, related entities, and agents and each of its and their predecessors, successors and assigns or cause the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, predecessors, related entities, and agents and each of its and their predecessors, successors and assigns to be sued, regarding any matter within the scope of the above release. If Employee violates this section of the Agreement, the Company may recover all damages as allowed by law, including all costs and expenses, including reasonable attorneys’ fees, incurred in defending against the suit.

d.              This release shall not be interpreted to require Employee to waive or release Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”). However, Employee does waive and release Employee’s right to any monetary recovery or other personal relief should the EEOC, NLRB, or any other agency pursue claims on Employee’s behalf.  This release also does not apply to any lawsuit brought to challenge the validity of this Agreement under the ADEA, to enforce the terms of this Agreement, or for claims that arise under the ADEA after the Effective Date.

e.               Nothing in this Agreement is intended to prohibit Employee from reporting possible violations of federal law to any governmental agency or entity, or from making other disclosures that are

1

protected under the whistleblower provisions of federal law.  Employee does not need the Company’s prior authorization to make any such reports or disclosures and is not required to notify Company that such reports or disclosures have been made.

2.                                      Employee represents that she understands the language of Section 1542 of the California Civil Code. Employee further understands that if any fact with respect to this Agreement is found hereafter to be other than or different from a fact now believed by Employee to be true, Employee expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be and remain effective, notwithstanding any such difference.

3.                                      Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims.  Specifically, Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

For the purposes of implementing a full and complete release and discharge of the individuals and entities released under the terms of this Agreement, Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and acknowledges that this Agreement is intended to include and discharge all claims which Employee does not know or suspect to exist at the time of execution of this Agreement related to Employee’s employment with the Company, the termination of that employment, or both.

4.                                      Employee acknowledges that prior to executing this release, she was given at least twenty-one (21) days to review this release and to determine whether or not to enter into it, which, after consultation with her attorneys, she has waived by executing the Release on the date set forth below.  Upon Employee’s execution of this release, she shall have seven (7) days from and after the date she executes it within which to revoke it.  Any revocation shall be in writing and delivered to the Company’s counsel, Susan V. Stucker, 501 W. Church Street, Orlando, Florida 32805.  To be effective, revocation must be physically delivered on or before the end of the seventh calendar day from their full respective execution of this release.  The Agreement is contingent upon the execution and non-revocation of this release.  The Agreement and this release are not effective or enforceable until the time for revocation has expired without Employee revoking her acceptance.

5.                                      Employee understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.  Further, Employee has sought and obtained the advice of legal counsel to the full extent Employee deems reasonable and necessary.

Employee

/S/ Anesa T. Chaibi	10/9/15
Anesa T. Chaibi	Date Signed

/S/ Meg Newman	10/9/2015
Meg Newman, SVP HR	Date Signed

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